FOR IMMEDIATE RELEASE

October 29, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Announcement of Joint Venture with
The Chuo Mitsui Trust and Banking Co., Ltd.

Nissin Co., Ltd. (“the Company”) hereby announces that the Company and The Chuo Mitsui Trust and Banking Co., Ltd. (“The Chuo Mitsui Trust Bank”), have agreed to the establishment of a joint venture, Chuo Mitsui Finance Service Co., Ltd., to start a real estate financing and loan firm to serve owners of small to medium-sized enterprises (“SMEs”).

1.	The Purpose of the joint venture

The Company and its group have been promoting the “Financial Version of OEM,” which is a structure that aims at satisfying business owners’ financial needs by combining the Company’s credit know-how and sales power with alliance partners’ name recognition and customer base in order to offer new financial solutions in response to the growth of clients’ businesses.

The joint venture intends to contribute to the expansion of profit-making opportunities by offering appropriate and flexible services for business owners’ needs by using the Company’s credit expertise and The Chuo Mitsui Trust Bank’s network of real estate agents and owners of SMEs.

2.	Outline of the joint venture

(1) Company Name	Chuo Mitsui Finance Service Co., Ltd

(2) Location	2-8, Nihonbashi-Muromachi 3-Chome, Chuo-ku, Tokyo

(3) Establishment	November 2004 (Scheduled)

(4) Start of Operations	January 2005 (Scheduled)

(5) Main Business	Financing business owners

(6) Capital	¥500 million

(7) Number of Employees	Approximately 40

(8) Equity Participation	The Chuo Mitsui Trust Bank: 70% The Company: 30%

3.	Outline of service products

(1)	Real Estate Finance
	i. Contract Type:	Loan on deed
	ii. Amount of Loan:	¥5 million to ¥1,000 million
	iii. Loan Period:	Within 2 years
	iv. Purpose of Loan:	Business fund for real estate purchase
	v. Security Interest, etc.:	Real estate security, subrogation

(2)	Unsecured Card Loan
	i. Contract Type:	Credit line agreement
	ii. Amount of Loan:	¥0.5 million to ¥5 million
	iii. Credit Screening Period:	In principle, same-day screening and reply
	iv. Purpose of Loan:	Business funding
	v. Security Interest, etc.:	Unsecured, guaranteed by a representative

The Company and its group seek to successfully provide services needed by owners of SMEs and to develop this business by offering “Total Financial Solutions.”